Exhibit 99.1
HORIZON OFFSHORE COMPLETES $20 MILLION PRIVATE PLACEMENT OF
COMMON STOCK AND REVISES FINANCIAL GUIDANCE TO HIGH END OF
PREVIOUS RANGE
     HOUSTON — (December 19, 2005) — Horizon Offshore, Inc. (OTC: HOFF.OB) announced today that it has completed a private placement of restricted shares of common stock with several accredited investors. The Company issued 52,650,000 common shares at $0.38 per share raising $20,007,000 before deducting commissions and other expenses. The net proceeds from the private placement will be used for working capital and general corporate purposes. Energy Capital Solutions acted as the Company’s placement agent in connection with this private placement.
     The Company also announced that it had contemporaneously exchanged $8,000,000 in aggregate principal amount of its 8% Subordinated Notes for non-interest bearing convertible notes that are convertible into shares of the Company’s common stock at $0.38 per share until December 31, 2005. The Company also has offered those holders of its 8% Subordinated Notes who did not participate in the exchange and hold approximately $5.2 million the opportunity to convert their notes into common stock on the same terms as the private placement.
     The Company has agreed to file a registration statement with the Securities and Exchange Commission within the next 30 days covering the resale by the investors of the privately placed common stock and any shares of common stock acquired as a result of the exchange transaction.
     The Company also updated its previously announced guidance for 2005 that it expects to generate earnings before interest, taxes, depreciation and amortization (EBITDA), as calculated, of $45 million to $50 million for the year, stating that it expects to generate EBITDA at the high end of that range.
     “We are very pleased investors have shown confidence in Horizon, allowing us to strengthen our balance sheet by raising additional equity to provide additional working capital and position ourselves to take advantage of the improved conditions in the marine construction industry,” said David W. Sharp, President and Chief Executive Officer of Horizon Offshore, Inc.
     The shares of common stock have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction. The shares of common stock may not be reoffered or resold in the United States unless the re-offer or resale is registered or unless exemptions from the registration requirements of the Securities Act of 1933 and applicable state laws are available. This press release shall not constitute an offer to sell or an offer to buy the securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
     Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.
     Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Ronald D. Mogel (713) 243-2753 Horizon Offshore, Inc.